Exhibit 99.1


                     NMS Communications Announces
             Financial Results for the Third Quarter 2003


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Oct. 14, 2003--NMS Communications (Nasdaq: NMSS), trusted supplier of communications products and services, today announced results for the third quarter ended September 30, 2003.
    Total revenues for the third quarter of 2003 were $21.8 million compared to $21.1 million in the second quarter of 2003, an increase of 3%, and compared to $25.9 million for the corresponding quarter in 2002, a decrease of 16%. Net loss for the third quarter was $6.0 million or $0.16 per share, compared to a net loss of $6.6 million or $0.18 per share reported for the third quarter of 2002. Included in third quarter losses were restructuring charges of $3.0 million and $2.5 million in 2003 and 2002, respectively.
    Revenues for the first nine months of 2003 were $63.7 million compared to $83.3 million for the corresponding period in 2002. Net loss for the first nine months of 2003 was $54.2 million or $1.50 per share, versus a net loss of $61.2 million or $1.70 per share reported for the first nine months of 2002. Included in the nine months losses were restructuring and impairment charges of $31.8 million and $41.8 million in 2003 and 2002, respectively.
    During the third quarter the Company repurchased $7.5 million of convertible debt, bringing the remaining balance to $59.8 million on September 30, 2003. Cash, cash equivalents, and marketable securities balance on September 30, 2003 was $61.9 million compared to $70.4 million at the close of the previous quarter.

    Business Perspective

    "We grew our top line modestly for the third consecutive quarter. This growth combined with significant cost reductions, including an approximately 17% work force reduction effected today, are important steps toward achieving operating profit break-even by the first quarter of 2004," said Bob Schechter, NMS Communications' chairman and CEO.
    "Our new business initiatives also moved forward. The third quarter included the successful completion of the first customer field trial of AccessGate(TM), our recently announced product that significantly reduces the cost of operating wireless networks. The response to this product has been positive and we are now preparing for additional customer trials," Schechter said.

    Expanding Market Reach, Supporting Telecom Innovation

    Also during the third quarter, NMS announced several channel partner initiatives that expanded the company's market reach in several geographic areas. GANYMED Computer was signed to sell NMS platforms and services to network equipment providers and solution developers in Central Europe and Italy. Nekotec and ITIntegration are combining local expertise with NMS platforms for their customers in Latin America and South America, respectively. Meanwhile in Asia, NMS expanded its partnership with Hagemeyer Asia Pacific to capture new opportunities generated by the rapid adoption of personalized communications services in the South Asian, Australian, and New Zealand telecom markets.
    Customers around the world continued to deploy innovative applications and services with NMS products. ChungHwa Telecom Global, the overseas arm of national carrier ChungHwa Telecom, is using NMS' voice quality system for its Los Angeles-Taiwan long distance gateway. NY-based Vapps chose an NMS platform for the first IP audio conferencing system for service providers and large enterprises.
    In Asia, longtime NMS customer WiseSpot deployed its commercial music ringback tones for China Mobile, with 16,000 subscribers signing up in the first week. And together with application and content provider partner Cellus USA, the company launched MyCaller(TM) for US operators. A new personalized entertainment service that is expected to drive operator revenue, MyCaller lets subscribers replace the common, non-distinctive "ring ring" sound for their callers to hear with music selections, celebrity voices, amusing sounds, and other types of premium, for-fee content.

    NMS Conference Call Web Cast

    NMS Communications issues web casts for its conference calls to assure the broad dissemination of information in real time. To access the Third Quarter 2003 conference call, which is scheduled for 5:00 p.m. ET today, log on to the company web site at www.nmscommunications.com and click on the webcast icon in the Investor Relations section.
    Statements in this document expressing the beliefs and expectations of management regarding future performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, a continued slowdown in communications spending, the continued implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2002. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our web site in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

    NMS Communications, AccessGate, and MyCaller are a trademarks of NMS Communications Corporation


                          NMS COMMUNICATIONS
                Consolidated Statements of Operations
                  (In $000's except per share data)
                             (Unaudited)

                                    For the Three      For the Nine
                                     Months Ended      Months Ended
                                        Sept 30,          Sept 30,

                                      2003     2002     2003     2002

Revenues                           $21,796  $25,939  $63,687  $83,343

Cost of revenues                     9,751   11,712   37,569   44,390
                                   -------  -------  -------   ------

Gross profit                        12,045   14,227   26,118   38,953
                                        55%      55%      41%      47%
Operating expenses:
   Selling, general and
    administrative                   8,376   12,989   29,428   46,269
   Research and development          7,298    9,246   24,264   29,983
   Restructuring and other
    charges                          3,014    2,522    6,948    2,522
   Impairment charge                     -        -   18,319   36,400
                                   -------  -------  -------   ------
        Total operating expenses    18,688   24,757   78,959  115,174
                                   -------  -------  -------   ------

Operating loss                      (6,643) (10,530) (52,841) (76,221)

Other income (expense), net            677    3,924   (1,408)  14,407
                                   -------  -------  -------   ------

Loss before income taxes            (5,966)  (6,606) (54,249) (61,814)

   Income tax (benefit) expense          -       36      (36)    (603)
                                   -------  -------  -------   ------

Net loss                            (5,966)  (6,642) (54,213) (61,211)
                                   =======  =======  =======   ======
  Basic and diluted loss before
   extraordinary item per common
   share                            $(0.16)  $(0.18)  $(1.50)  $(1.70)
                                   =======  =======  =======   ======

  Weighted average basic and
   diluted shares outstanding       36,300   36,067   36,259   36,046
                                   -------  -------  -------   ------



                          NMS COMMUNICATIONS
                 Condensed Consolidated Balance Sheet
                              (In $000)

                                                   Sept. 30,  Dec. 31,
                                                       2003      2002
                       ASSETS
Current assets:
     Cash, cash equivalents and marketable
      securities                                    $61,917   $85,824
     Accounts receivable, net of allowance for
      uncollectable
        accounts of $994 and $979, respectively       9,302     8,617
     Inventories                                      5,648    10,170
     Prepaid expenses and other current assets        5,881     6,185
         Total current assets                        82,748   110,796

Property and equipment, net of accumulated
 depreciation and amortization of $27,194 and
 $26,752, respectively                                8,080    17,955
Other long-term assets                                2,251     2,558
Goodwill                                                  -    10,279
Other intangible assets, net                              -    13,495
Total assets                                        $93,079  $155,083
                                                    =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                     $4,667    $6,496
Accrued expenses and other liabilities               16,859    15,337
Current liabilities                                  21,526    21,833

Long-term obligations, less current portion          59,767    69,067

Stockholders' equity                                 11,786    64,183
Total liabilities and stockholders' equity          $93,079  $155,083
                                                    =======  ========



    CONTACT: NMS Communications
             For media and industry analysts:
             Pam Kukla, 508-271-1611
             Pam_Kukla@nmss.com
             or
             For financial analysts:
             William B. Gerraughty Jr., 508-271-1209
             Bill_Gerraughty@nmss.com